CERTIFICATE OF FORMATION
                                       OF
                           ICON INCOME FUND NINE, LLC


FIRST: The name of the limited liability company is ICON Income Fund Nine, LLC.

SECOND: The address of its registered agent in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808. The registered agent in charge thereof is Corporation Service Company.


In Witness Whereof, the undersigned has executed this Certificate of Formation this 10th day of July, 2001.



                                                  /s/ Paul B. Weiss
                                                  ------------------------------
                                                  Paul B. Weiss
                                                  Authorized Person